Exhibit 99.1

November 2, 2026	Analyst Contact:	Eric Biggers 918-947-7238
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Announces Third Quarter 2026 Financial Results; Raises 2026 Adjusted Financial Guidance Above Previous Range

Declares Fourth Quarter Dividend

Analyst call and webcast scheduled tomorrow, Nov. 3 at 11 a.m. EST

TULSA, Okla. - Nov. 2, 2026 - ONE Gas, Inc. (NYSE: OGS) today announced its third quarter financial results, raised its 2026 adjusted financial guidance and declared its quarterly dividend.

"In the third quarter, we again delivered positive results and, for the second time this year, raise our 2026 financial outlook," said Robert S. McAnnally, chief executive officer. "Our 2026 financing plan is complete, and we see continued opportunity ahead as diverse large-load demand develops across our footprint. Importantly, we expect our average 2026 customer bills to remain flat to last year."

FINANCIAL RESULTS & HIGHLIGHTS

•The Company raised its 2026 adjusted earnings per diluted share guidance to a range of $4.95 to $5.01, from a previous range of $4.89 to $4.95;
•Third quarter 2026 adjusted net income was $33.5 million, or $0.53 per diluted share, compared with $28.6 million, or $0.47 per diluted share, in the same period last year;
•Year-to-date 2026 adjusted net income was $218.9 million, or $3.47 per diluted share, compared with $181.3 million, or $3.00 per diluted share, in 2025;
•Third quarter 2026 net income was $31.2 million, or $0.49 per diluted share, compared with $26.5 million, or $0.44 per diluted share, in the same period last year;
•Year-to-date 2026 net income was $206.7 million, or $3.27 per diluted share, compared with $177.9 million, or $2.94 per diluted share, in 2025;
•In Aug. 2026, the Company issued $375 million of 5.45 percent 10-year senior notes due Sept. 2036; and
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ONE Gas Announces Third Quarter and Year-to-Date 2026 Financial Results;
November 2, 2026

•The board of directors declared a quarterly dividend of $0.68 per share ($2.72 annualized), payable on Dec. 3, 2026, to shareholders of record at the close of business on Nov. 16, 2026.

THIRD QUARTER 2026 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $77.4 million in the third quarter, compared with $65.4 million in the third quarter 2025, which primarily reflects:

•an increase of $13.5 million in revenue from new rates; and
•an increase of $3.3 million in residential sales due primarily to net customer growth in Oklahoma and Texas.

These increases were partially offset by:

•an increase of $1.0 million in employee-related cost; and
•an increase of $2.8 million in depreciation and amortization expense.

Excluding interest related to KGSS-I securitized bonds, net interest expense increased $1.6 million for the three months ending September 30, 2026. The increase in interest expense is due primarily to interest on the $250 million 13-month unsecured term loan that matured in September 2026 and the issuance of $375 million 5.45 percent senior notes due September 2036.

Income tax expense includes a credit for amortization of the regulatory liability associated with excess deferred income taxes (EDIT) of $2.2 million and $1.7 million for the three months ended September 30, 2026, and 2025, respectively.

Capital expenditures and asset removal costs were $229.0 million for the third quarter 2026 compared with $207.6 million in the same period last year, primarily representing expenditures for system integrity and extension of service to new areas.

YEAR-TO-DATE 2026 FINANCIAL PERFORMANCE

Operating income for the nine months ended September 30, 2026, was $349.6 million, compared with $317.7 million in 2025, which primarily reflects:

•an increase of $57.2 million from new rates;
•an increase of $6.5 million in residential sales due primarily to net customer growth in Oklahoma and Texas; and
•an increase of $2.0 million from released transportation capacity to other shippers in Kansas.

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ONE Gas Announces Third Quarter and Year-to-Date 2026 Financial Results;
November 2, 2026

These increases were partially offset by:

•a decrease of $11.3 million in revenue due to lower sales and transport volumes, net of the impact of weather normalization mechanisms;
•an increase of $13.4 million in employee-related costs;
•an increase of $3.3 million in outside services;
•an increase of $2.3 million in fleet expense; and
•an increase of $3.3 million in bad debt expense.

Weather was 23 percent warmer than normal and 25 percent warmer than the prior year for the nine months ended September 30, 2026. The impact on operating income was mitigated by weather normalization mechanisms.

Excluding interest related to KGSS-I securitized bonds, net interest expense decreased $5.1 million for the nine months ended September 30, 2026. The decrease in interest expense is due primarily to lower weighted-average interest rate on commercial paper borrowings and the implementation of Texas House Bill 4384.

Income tax expense includes a credit for amortization of the regulatory liability associated with EDIT of $15.0 million and $11.9 million for the nine months ended September 30, 2026, and 2025, respectively.

Capital expenditures and asset removal costs were $586.9 million for the nine-month 2026 period compared with $575.4 million in the same period last year, primarily representing expenditures for system integrity and extension of service to new areas.

REGULATORY ACTIVITIES UPDATE

In July 2026, Kansas Gas Service submitted an application to the Kansas Corporation Commission (KCC) requesting an increase of approximately $14.3 million related to its Gas System Reliability Surcharge to be effective October 2026. The filing included expanded infrastructure investments as defined by Kansas House Bill 2435. On September 22, 2026, the KCC approved the application, and the new rates became effective in October 2026.

In March 2026, Texas Gas Service made a Gas Reliability Infrastructure Program filing for all customers requesting a $36.9 million revenue increase to be effective in July 2026. In June 2026, the Texas Railroad Commission approved an increase of $36.9 million, and new rates became effective in July 2026.

In February 2026, Oklahoma Natural Gas filed its annual Performance-Based Rate Change (PBRC) application for the test year ended December 2025. The filed request included a $28.7 million base rate revenue increase, $2.6 million energy efficiency incentive and $14.4 million of estimated EDIT to be credited to customers in 2027. At the hearing on June 11, 2026, the administrative law judge recommended approval of the application as filed. Interim rates subject to refund were implemented on June 26, 2026, in compliance with the PBRC tariff. The OCC issued an order approving the application on October 14, 2026. That order has been since appealed to the Oklahoma Supreme Court.
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ONE Gas Announces Third Quarter and Year-to-Date 2026 Financial Results;
November 2, 2026

2026 FINANCIAL GUIDANCE

Based on strong operational performance, the Company raised its 2026 adjusted earnings expectations, with net income expected to be in the range of $313 million to $317 million, compared with its previously announced range of $310 million to $314 million. Adjusted earnings per diluted share are expected to be approximately $4.95 to $5.01, compared with the previously announced range of $4.89 to $4.95. The midpoint of 2026 adjusted earnings per diluted share guidance increased to $4.98, up from the previous guidance midpoint of $4.92.

Capital investments, including asset removal costs, are still expected to be approximately $800 million in 2026, primarily targeted for system integrity and replacement projects. Capital investments for extensions to new customers are expected to be approximately $230 million of the $800 million.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will host a conference call on Tuesday, Nov. 3, 2026, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 800-715-9871, passcode 3280987, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 1-800-770-2030, passcode 3280987.

NON-GAAP DISCLOSURE STATEMENT

This news release includes financial results and guidance for ONE Gas with respect to adjusted net income and adjusted net income per share, which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Adjusted net income and adjusted net income per share are calculated as GAAP net income plus the deferral of an equity portion of a carrying cost attributable to shareholders' investment capitalized for regulatory purposes but not for financial reporting purposes. These carrying costs relate to property, plant and equipment that has been placed in service, but not yet reflected in rates. Adjusted net income and adjusted net income per share should not be considered in isolation or as a substitute for GAAP net income or GAAP earnings per share.

Management believes these non‑GAAP measures provide useful information because they offer a more complete view of our overall regulatory economics, reflect the period-specific effects of certain regulatory mechanisms designed to mitigate regulatory lag associated with property, plant and equipment placed in service prior to regulatory action, and reflect the impact of regulatory timing differences that arise under the Company's rate-setting framework. These adjustments, net of applicable tax effects, are expected to recur as a result of the Company's regulatory framework and are a consistent part of our earnings profile. A reconciliation of the Company's GAAP net income and GAAP earnings per share to adjusted net income and adjusted net income per share is provided in the Appendix.
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ONE Gas Announces Third Quarter and Year-to-Date 2026 Financial Results;
November 2, 2026

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ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange and the NYSE Texas under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.3 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, costs, liquidity, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•our ability to recover costs, income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates or other recovery mechanisms;
•cyber-attacks, which, according to experts, continue to increase in volume and sophistication, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee, vendor, counterparty, or Company information; further, increased remote working arrangements have required enhancements and modifications to our information technology infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;
•our ability to manage our operations and maintenance costs;
•changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;
•the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;
•the length and severity of a pandemic or other health crisis which could significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;
•competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;
•adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of severe storms in the territories in which we operate, climate change, and the related effects on supply, demand, and costs;
•indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;
•our ability to secure reliable, competitively priced and flexible natural gas transportation, storage, and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;
•our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;
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ONE Gas Announces Third Quarter and Year-to-Date 2026 Financial Results;
November 2, 2026

•operational and mechanical hazards or interruptions;
•adverse labor relations;
•the effectiveness of our strategies to reduce earnings lag, revenue protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;
•the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;
•our ability to obtain capital on commercially reasonable terms, or on terms acceptable to us, or at all;
•limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;
•cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;
•changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;
•actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;
•changes in inflation and interest rates;
•our ability to recover the costs of upstream transportation, storage, and natural gas purchased for our customers and any related financing required to support our purchase of natural gas supply;
•impact of potential impairment charges;
•volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;
•possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;
•payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;
•changes in existing or the addition of new environmental, safety, tax, cybersecurity and other laws or regulations to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;
•the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;
•the uncertainty of estimates, including accruals and costs of environmental remediation;
•advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;
•population growth rates and changes in the demographic patterns of the markets we serve in Oklahoma, Kansas and Texas, and economic conditions in these areas;
•acts of nature and naturally occurring disasters;
•political unrest and the potential effects of threatened or actual terrorism and war;
•the sufficiency of insurance coverage to cover losses;
•the effects of our strategies to reduce tax payments;
•changes in accounting standards;
•changes in corporate governance standards;
•existence of material weaknesses in our internal controls;
•our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;
•our ability to attract and retain talented employees, management and directors, and shortage of skilled-labor;
•unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans; and
•our ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Third Quarter and Year-to-Date 2026 Financial Results;
November 2, 2026

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2026	2025	2026	2025
	(Thousands of dollars, except per share amounts)

Total revenues	$391,313	$379,125	$1,634,663	$1,738,056

Cost of natural gas	73,827	76,614	557,690	707,018

Operating expenses
Operations and maintenance	137,104	137,198	423,679	403,480
Depreciation and amortization	79,627	76,933	232,652	237,951
General taxes	23,374	22,999	70,998	71,872
Total operating expenses	240,105	237,130	727,329	713,303
Operating income	77,381	65,381	349,644	317,735
Other income (expense), net	(2,761)	2,363	362	5,453
Interest expense, net	(36,596)	(35,373)	(100,055)	(106,349)
Income before income taxes	38,024	32,371	249,951	216,839
Income taxes	(6,801)	(5,905)	(43,247)	(38,921)
Net income	$31,223	$26,466	$206,704	$177,918

Earnings per share
Basic	$0.50	$0.44	$3.28	$2.96
Diluted	$0.49	$0.44	$3.27	$2.94

Average shares (thousands)
Basic	63,030	60,183	62,967	60,125
Diluted	63,183	60,554	63,180	60,425
Dividends declared per share of stock	$0.68	$0.67	$2.04	$2.01

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ONE Gas Announces Third Quarter and Year-to-Date 2026 Financial Results;
November 2, 2026

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
(Unaudited)	2026	2025
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$10,188,569	$9,734,150
Accumulated depreciation and amortization	2,718,810	2,611,952
Net property, plant and equipment	7,469,759	7,122,198
Current assets
Cash and cash equivalents	7,269	10,620
Restricted cash and cash equivalents	11,734	23,107
Total cash, cash equivalents and restricted cash and cash equivalents	19,003	33,727
Accounts receivable, net	215,889	461,631
Materials and supplies	95,756	97,595
Income tax receivable	—	55,552
Natural gas in storage	211,570	176,451
Regulatory assets	114,384	49,504
Prepaid expenses	25,484	34,224
Other current assets	11,549	7,200
Total current assets	693,635	915,884
Goodwill and other assets
Regulatory assets	269,988	256,225
Securitized intangible asset, net	210,854	233,786
Goodwill	157,953	157,953
Pension and other postemployment benefits	51,474	47,012
Other assets	131,298	120,026
Total goodwill and other assets	821,567	815,002
Total assets	$8,984,961	$8,853,084

APPENDIX
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ONE Gas Announces Third Quarter and Year-to-Date 2026 Financial Results;
November 2, 2026

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	September 30,	December 31,
(Unaudited)	2026	2025
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 62,856,769 shares at September 30, 2026; issued and outstanding 62,692,392 shares at December 31, 2025	$629	$627
Paid-in capital	2,543,213	2,530,137
Retained earnings	986,438	909,355
Accumulated other comprehensive income (loss)	(539)	4
Total equity	3,529,741	3,440,123
Other long-term debt, excluding current maturities, net of issuance costs	2,504,497	2,133,018
Securitized utility tariff bonds, excluding current maturities, net of issuance costs	190,625	223,020
Total long-term debt, excluding current maturities, net of issuance costs	2,695,122	2,356,038
Total equity and long-term debt	6,224,863	5,796,161
Current liabilities
Current maturities of other long-term debt, net of issuance costs	16	249,674
Current maturities of securitized utility tariff bonds, net of issuance costs	32,266	30,566
Notes payable	789,800	737,400
Accounts payable	126,645	222,102
Accrued taxes other than income	75,287	75,568
Regulatory liabilities	21,733	57,277
Customer deposits	60,203	52,871
Other current liabilities	89,957	106,400
Total current liabilities	1,195,907	1,531,858
Deferred credits and other liabilities
Deferred income taxes	1,022,459	963,874
Regulatory liabilities	431,160	451,620
Other deferred credits	110,572	109,571
Total deferred credits and other liabilities	1,564,191	1,525,065
Commitments and contingencies
Total liabilities and equity	$8,984,961	$8,853,084
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ONE Gas Announces Third Quarter and Year-to-Date 2026 Financial Results;
November 2, 2026

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended September 30,
(Unaudited)	2026	2025
	(Thousands of dollars)
Operating activities
Net income	$206,704	$177,918
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	232,652	237,951
Deferred income taxes	39,297	30,742
Share-based compensation expense	11,846	11,305
Provision for doubtful accounts	9,169	5,843
Changes in assets and liabilities:
Accounts receivable	236,573	192,432
Materials and supplies	1,839	(5,791)
Income tax receivable	55,552	—
Natural gas in storage	(35,119)	(36,861)
Asset removal costs	(44,426)	(35,987)
Accounts payable	(95,293)	(130,571)
Accrued taxes other than income	(281)	(1,920)
Customer deposits	7,332	419
Regulatory assets and liabilities - current	(111,460)	55,334
Regulatory assets and liabilities - noncurrent	(4,261)	23,620
Other assets and liabilities - current	(10,976)	3,339
Other assets and liabilities - noncurrent	8,640	8,045
Cash provided by operating activities	507,788	535,818
Investing activities
Capital expenditures	(542,468)	(539,433)
Other investing expenditures	(7,910)	(8,053)
Other investing receipts	7,732	3,629
Cash used in investing activities	(542,646)	(543,857)
Financing activities
Borrowings (repayments) of notes payable, net	52,400	(150,200)
Issuance of other long-term debt, net of discounts and premiums	373,781	250,000
Long-term debt financing costs	(3,356)	(432)
Issuance of common stock	3,895	3,561
Repayment of other long-term debt	(250,010)	(10)
Repayment of securitized utility tariff bonds	(31,133)	(29,493)
Dividends paid	(128,098)	(120,505)
Tax withholdings related to net share settlements of stock compensation	(4,186)	(2,634)
Construction advances	6,841	—
Cash provided by (used in) financing activities	20,134	(49,713)
Change in cash, cash equivalents, restricted cash and restricted cash equivalents	(14,724)	(57,752)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	33,727	78,537
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$19,003	$20,785
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized including AFUDC at September 30, 2026 and 2025 of $3.0 million and $4.6 million, respectively	$97,430	$103,926
Cash paid (received) for state income taxes	$1,150	$(768)
Cash paid (received) for federal income taxes	$(48,802)	$7,763

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ONE Gas Announces Third Quarter and Year-to-Date 2026 Financial Results;
November 2, 2026

APPENDIX
The following table reconciles the Company’s GAAP net income and GAAP earnings per share to adjusted net income and adjusted net income per share:

ONE Gas, Inc.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(Thousands of dollars, except per share amounts)

Net income - GAAP	$31,223	$26,466	$206,704	$177,918
Other income - deferred carrying cost (a)	2,250	2,085	12,232	3,386
Income taxes (b)	—	—	—	—
Adjusted net income - non-GAAP	$33,473	$28,551	$218,936	$181,304

Earnings per share - GAAP
Basic	$0.50	$0.44	$3.28	$2.96
Diluted	$0.49	$0.44	$3.27	$2.94

Adjusted net income per share - non-GAAP
Basic	$0.53	$0.47	$3.48	$3.02
Diluted	$0.53	$0.47	$3.47	$3.00

Average shares (thousands)
Basic	63,030	60,183	62,967	60,125
Diluted	63,183	60,554	63,180	60,425
(a) The allowance for earnings on shareholders’ investment capitalized for regulatory purposes but not for financial reporting purposes applied to property, plant and equipment placed in service, but not yet reflected in Texas rates, as authorized by our regulators or state law. Property, plant and equipment placed in service may vary by quarter based on the timing and complexity of projects, weather impacts, construction completion schedules, contractor activities, and other operational factors. During the three months ended September 30, 2026, we placed $89.8 million of property, plant and equipment in service eligible for this treatment, compared with $116.9 million in the same period last year. For the nine months ended September 30, 2026, we placed $215.1 million of property, plant and equipment in service eligible for this treatment, compared with $242.5 million in the same period last year.
(b) This deferred carrying cost increases book income but is non-taxable, creating a permanent tax difference.

ONE Gas, Inc.
2026 Financial Guidance: Reconciliation of non-GAAP to GAAP:
	Low	Mid	High
	(Thousands of dollars, except per share amounts)
Net income - GAAP	$297,500	$299,300	$301,100
Other income - deferred carrying cost (a)	15,500	15,700	15,900
Income taxes (b)	—	—	—
Adjusted net income - non-GAAP	$313,000	$315,000	$317,000

Earnings per share - GAAP
Basic	$4.72	$4.75	$4.78
Diluted	$4.70	$4.73	$4.76

Adjusted net income per share - non-GAAP
Basic	$4.97	$5.00	$5.03
Diluted	$4.95	$4.98	$5.01

Average shares (thousands)
Basic	62,995	62,995	62,995
Diluted	63,250	63,250	63,250
(a) The allowance for earnings on shareholders’ investment capitalized for regulatory purposes but not for financial reporting purposes applied to property, plant and equipment placed in service, but not yet reflected in Texas rates, as authorized by our regulators or state law. Property, plant and equipment placed in service may vary by quarter based on the timing and complexity of projects, weather impacts, construction completion schedules, contractor activities, and other operational factors.
(b) This deferred carrying cost increases book income but is non-taxable, creating a permanent tax difference.

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ONE Gas Announces Third Quarter and Year-to-Date 2026 Financial Results;
November 2, 2026

APPENDIX

ONE Gas, Inc.
KGSS-I SECURITIZATION

In November 2022, Kansas Gas Service Securitization I, L.L.C. (KGSS-I) issued $336 million of securitized utility tariff bonds. KGSS-I used the proceeds from the issuance to purchase the Securitized Utility Tariff Property from Kansas Gas Service, pay for debt issuance costs, and reimburse Kansas Gas Service for upfront securitization costs paid on behalf of KGSS-I.

Revenues for the three months ended September 30, 2026, include $11.5 million associated with KGSS-I, which is offset by $8.2 million in operating and amortization expense and $3.2 million in interest expense, net. Compared to the same three month period last year, revenues increased $0.3 million, interest expense, net, decreased $0.4 million, and operating and amortization expense increased $0.6 million.

Revenues for the nine months ended September 30, 2026, include $33.3 million associated with KGSS-I, which is offset by $23.3 million in operating and amortization expense and $10.0 million in interest expense, net. Compared to the same nine month period last year, revenues decreased $2.7 million, interest expense, net, decreased $1.2 million, and amortization and operating expense decreased $1.5 million.

The following table summarizes the impact of KGSS-I on the consolidated balance sheets, for the periods indicated:

	September 30,	December 31,
	2026	2025
	(Thousands of dollars)
Restricted cash and cash equivalents	$11,734	$23,107
Accounts receivable	4,266	4,463
Securitized intangible asset, net	210,854	233,786
Total assets	$226,854	$261,356
Current maturities of securitized utility tariff bonds, net of issuance costs	$32,266	$30,566
Accounts payable	186	136
Accrued interest	2,073	5,894
Securitized utility tariff bonds, excluding current maturities, net of discounts and issuance costs $3.8 million and $4.3 million, as of September 30, 2026, and September 30, 2025, respectively	190,625	223,020
Paid-in capital	1,680	1,680
Retained earnings	24	60
Total liabilities and equity	$226,854	$261,356
-more-

ONE Gas Announces Third Quarter and Year-to-Date 2026 Financial Results;
November 2, 2026

The following table summarizes the impact of KGSS-I on the consolidated statements of income, for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(Thousands of dollars)
Operating revenues	$11,479	$11,216	$33,332	$36,058
Operating expense	(110)	(110)	(331)	(331)
Amortization expense	(8,138)	(7,490)	(22,933)	(24,476)
Interest income	135	165	381	425
Interest expense	(3,330)	(3,745)	(10,341)	(11,568)
Income before income taxes	36	36	108	108
Income taxes	—	—	—	—
Net income	$36	$36	$108	$108

-more-

ONE Gas Announces Third Quarter and Year-to-Date 2026 Financial Results;
November 2, 2026

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2026	2025	2026	2025
	(Millions of dollars)
Natural gas sales	$338.4	$327.3	$1,466.1	$1,567.2
Transportation revenues	31.8	31.0	103.7	105.8
Securitization customer charges	11.4	11.2	33.3	36.0
Other revenues	9.8	9.6	31.6	29.1
Total revenues	$391.4	$379.1	$1,634.7	$1,738.1
Cost of natural gas	73.8	76.6	557.7	707.0
Operating costs	160.5	160.2	494.7	475.4
Depreciation and amortization	79.7	76.9	232.7	238.0
Operating income	$77.4	$65.4	$349.6	$317.7
Net income	$31.2	$26.5	$206.7	$177.9
Capital expenditures and asset removal costs	$229.0	$207.6	$586.9	$575.4

Volumes (Bcf)
Natural gas sales
Residential	7.3	7.7	61.7	79.2
Commercial and industrial	4.0	4.1	24.0	29.1
Other	0.4	0.5	1.8	2.2
Total sales volumes delivered	11.7	12.3	87.5	110.5
Transportation	47.6	46.1	157.4	160.1
Total volumes delivered	59.3	58.4	244.9	270.6

Average number of customers (in thousands)
Residential	2,122	2,109	2,131	2,119
Commercial and industrial	159	161	161	163
Other	3	3	3	3
Transportation	11	11	11	11
Total customers	2,295	2,284	2,306	2,296

Heating Degree Days
Actual degree days	1	14	4,552	6,074
Normal degree days	38	49	5,943	5,953
Percent colder (warmer) than normal weather	(97)%	(71)%	(23)%	2%

Statistics by State
Oklahoma
Average number of customers (in thousands)	930	928	935	931
Actual degree days	0	0	1,537	2,080
Normal degree days	0	9	2,028	2,036
Percent colder (warmer) than normal weather	—%	(100)%	(24)%	2%

Kansas
Average number of customers (in thousands)	649	646	655	653
Actual degree days	1	14	2,305	2,943
Normal degree days	38	38	2,921	2,921
Percent colder (warmer) than normal weather	(97)%	(63)%	(21)%	1%

Texas
Average number of customers (in thousands)	716	710	716	712
Actual degree days	0	0	710	1,051
Normal degree days	0	2	994	996
Percent colder (warmer) than normal weather	—%	(100)%	(29)%	6%
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